Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post Effective Amendment No. 1 to Form S-1 on Form S-3 No. 333-175050) and related Prospectus of Trius Therapeutics, Inc. for the registration of 6,412,500 shares of its Common Stock, and to the incorporation by reference therein of our report dated March 24, 2011, with respect to the financial statements of Trius Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, CA

August 30, 2011